NEITHER THESE SECURITIES NOR THE SECURITIES FOR WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.
CASTLIGHT HEALTH, INC.
WARRANT
Warrant No. 001                                    Dated: May 17, 2016
Castlight Health, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, SAP Technologies, Inc., a Delaware corporation or its successors (the “Holder”), is entitled to purchase from the Company up to a total of 1,905,063 shares of Class B common stock, par value $0.0001 per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price initially equal to $4.91 per share (as adjusted from time to time as provided in Section 8, the “Exercise Price”), at any time on or after the date the Company and the Holder enter into the Distribution Agreement and the Platform Agreement (the “Initial Exercise Date”) and through and including the date that is four (4) years after the Initial Exercise Date (the “Expiration Date”), subject to the following terms and conditions. This Warrant (this “Warrant”) is issued pursuant to that certain Securities Purchase Agreement, dated as of May 16, 2016, by and between the Company and the Holder (the “Purchase Agreement”).
1.Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

2.Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the Holder of record hereof. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Warrant Shares shall be afforded the registration rights set forth in Article 6 of the Purchase Agreement.

3.Exercise and Duration of Warrant.

(a)This Warrant shall be exercisable by the Holder at any time and from time to time on or after the Initial Exercise Date to and including the Expiration Date. At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. If the Initial Exercise Date shall not have occurred on or prior to the date that is twelve (12) months after the Closing Date, then this Warrant shall become void and of no value.

(b)The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price in cash for the number of Warrant Shares as to which this Warrant is being exercised. The date both such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall be required to deliver the original Warrant in order to effect an exercise hereunder unless the Holder shall deliver an affidavit of loss or such other documentation reasonably requested by the Company in lieu of such original Warrant in connection with any such exercise. Execution and delivery of the Exercise Notice in respect of less than all the Warrant Shares issuable upon exercise of this Warrant shall have the same effect as cancellation of the original Warrant and issuance of a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the right to purchase the remaining number of Warrant Shares.

4.Delivery of Warrant Shares.

(a)Upon both delivery of the Exercise Notice and payment of the Exercise Price in cash for the number of Warrant Shares as to which this Warrant is being exercised, the Holder (or such Holder’s designee) shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares to such Holder’s prime broker account within the Depository Trust Company or other clearing system. Upon exercise of this Warrant, the Company shall promptly issue, or cause to be issued, and cause to be transferred to the Holder’s or the Holder’s designee’s account with the Depository Trust Company through its Deposit or Withdrawal at Custodian System if the Company is then a participant in such system, or if the Company is not then a participant, cause to be delivered a physical certificate, for the Warrant Shares issuable upon such exercise (i) free of restrictive legends if sold under a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder, or (ii) if such shares are not freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act, such certificate will bear the legends set forth in Section 5.05(b) of the Purchase Agreement.

(b)This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant by the Holder following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c)Nothing herein shall limit the Holder’s right to pursue remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

5.Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance, delivery or registration of any certificates for Warrant Shares or Warrant in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

6.Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company, at no cost to Holder, shall issue, or cause to be issued, in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of an affidavit of such loss, theft or destruction and customary indemnity, if requested.

7.Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (after giving effect to the adjustments and restrictions of Section 8, if any). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will use reasonable commercial efforts to take all such action to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed, in each case, applicable to the Company.

8.Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 8.

(a)Stock Dividends, Splits and Combinations. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on its Common Stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such dividend, distribution, subdivision or combination.

(b)Fundamental Transactions. If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected (all such transactions being hereinafter referred to as a “Fundamental Transaction”), then the Company shall ensure that lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified, and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this Section 8(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions, each of which transactions shall also constitute a Fundamental Transaction.

(c)Rights upon Distribution of Assets. If the Company, at any time while this Warrant is outstanding, declares or makes any dividend or distributes to holders of Common Stock (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then the Holder will be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of the Warrant immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

(d)Subsequent Rights Offerings. If at any time the Company grants, issues or sells any securities of the Company or its subsidiaries that would entitle the holder thereof to acquire at any time Common Stock, including any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents”) or rights to purchase stock, warrants, securities or other property, in each case pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of the Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(e)Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 8, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased (as the case may be), proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the decreased or increased (as the case may be) number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f)Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 8, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(h)Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company; (ii) enters into any agreement contemplating, or solicits stockholder approval for, any Fundamental Transaction; or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction at least fifteen calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary to facilitate the exercise of the Warrant pursuant to Section 3(b); provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

9.Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds.

10.Fractional Shares. The Company shall not be required to issue, or cause to be issued, fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section 10, be issuable upon exercise of this Warrant, then the number of Warrant Shares to be issued will be rounded down to the nearest whole share.

11.Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective as set forth in the Purchase Agreement. The address for such notices or communications shall be as set forth in the Purchase Agreement.

12.Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 15 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged, any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party, or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or stockholder services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

13.Miscellaneous.

(a)The Company shall not by amendment of its Certificate of Incorporation or Bylaws to, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant. Without limiting the generality of the foregoing, the Company shall not (i) increase the par value of any Warrant Shares above the amount payable therefor on such exercise and (ii) close its stockholder books or records in any manner that interferes with the timely exercise of this Warrant, other than in connection with a business combination transaction.

(b)Governing Law; Venue; Service of Process. All questions concerning the construction, validity, enforcement and interpretation of this Warrant, and any disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware; and (d) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 10.07 of the Purchase Agreement. Each of the Company and Holder waives any right to request a trial by jury in any litigation with respect to this Warrant and represents that counsel has been consulted specifically as to this waiver.

(c)The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(d)In case any one or more of the provisions contained in this Warrant is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Warrant, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(e)No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, nor any partial exercise thereof, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(f)No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(g)The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
(h)This Warrant is not transferable without the prior written consent of the Company.

(i)Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived with the written consent of the Company and the Holder.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first written above.

CASTLIGHT HEALTH, INC.
By:	/s/ John C. Doyle
John C. Doyle
Chief Financial Officer and Chief Operating Officer

FORM OF EXERCISE NOTICE
(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)
To: Castlight Health, Inc.
The undersigned is the Holder of Warrant No. _______ (the “Warrant”) issued by Castlight Health, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

2.	The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

3.	The Holder is hereby paying the sum of $____________ to the Company in cash in accordance with the terms of the Warrant.

4.	Pursuant to this exercise, the Company shall deliver to the holder [_______________ Warrant Shares][_____________ pursuant to Section 8(b)] in accordance with the terms of the Warrant.

5.	Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

Dated: ____________________, ______	Name of Holder:
(Print)
By:
Name:
Title:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)